     As filed with the Securities and Exchange Commission on May 18, 2000

                                                                Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -----------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                         ----------------------------------

                            Reunion Industries, Inc.
             (Exact name of registrant as specified in its charter)

             Delaware                                        06-1439715
     (State or other jurisdiction                         (I.R.S. Employer
   of incorporation or organization)                     Identification No.)

                         -----------------------------------
                          300 Weyman Plaza, Suite 340
                             Pittsburgh, PA  15236
                                 (412) 885-5501
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         -----------------------------------

         Richard L. Evans                               Copies to:
     Reunion Industries, Inc.                    Herbert B. Conner, Esq.
   300 Weyman Plaza, Suite 340                   Stephen W. Johnson, Esq.
      Pittsburgh, PA  15236                         Buchanan Ingersoll
          (412) 885-5501                         Professional Corporation
                                                    One Oxford Centre
                                               301 Grant Street, 20th Floor
                                              Pittsburgh, Pennsylvania 15219
                                                      (412) 562-8800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
        Title of each class of           Amount to be        Proposed maximum           Proposed maximum             Amount of
     securities to be registered         registered(1)   offering price per share  aggregate offering price(1)  registration fee(2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value               8,269,479                     $1.21875               $10,078,427.53         $2,801.80
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee. This amount represents the total number of shares which may be sold by the stockholders named in this registration statement which they acquired or may acquire in connection with the merger of Chatwins Group, Inc. with and into the registrant.
(2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of high and low prices of registrant's common stock on the American Stock Exchange on May 11, 2000.

                         ------------------------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

                                8,269,479 Shares

                            Reunion Industries, Inc.

                                  Common Stock
                                ($.01 Par Value)

  This prospectus covers the resale of up to 8,269,479 shares of our common stock that may be offered for sale from time to time by certain stockholders who acquired restricted shares of our common stock and the right to acquire certain shares of such stock in connection with our merger with Chatwins Group, Inc. The shares offered by this prospectus may be offered from time to time by the registering stockholders. However, each registering stockholder has agreed that he or it will not sell more than 1% of our outstanding shares in any three-month period under this registration statement. The agreement is attached to this the registration statement of which this prospectus is a part as Exhibit 4.2. No underwriting arrangement has been entered into by the stockholders. The stockholders may offer the shares registered hereby in one or more transactions that may take place on the American Stock Exchange, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Usual and customary or specifically negotiated fees or commissions may be paid by the stockholders in connection with the sale of the shares.

  Our common stock is traded on the American Stock Exchange under the symbol "RUN." On May 17, 2000, the last sale price of our common stock was $2 3/16 per share.

  We will not receive any proceeds from the sale of the shares registered.

  See "Risk Factors" beginning on page 4 for a discussion of certain considerations relevant to an investment in the common stock offered for sale.

  The expenses of the offering described in this prospectus, which are payable by us, are estimated to be approximately $15,000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 18, 2000.

The information in the prospectus is not complete and may be changed. The registering stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and is not soliciting an offer to buy these securities in any state where the offer is prohibited.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION....................................   1
PROSPECTUS SUMMARY.....................................................   2
RISK FACTORS...........................................................   4
REGISTERING STOCKHOLDERS...............................................   7
USE OF PROCEEDS........................................................   8
PLAN OF DISTRIBUTION...................................................   8
SHARES ELIGIBLE FOR FUTURE SALE........................................   9
INDEPENDENT ACCOUNTANTS................................................   9
LEGAL MATTERS..........................................................  10

                       WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public through the Commission's site on the Internet's World Wide Web located at www.sec.gov. Our common stock is traded on the American Stock Exchange and, as such, reports and other information concerning Reunion Industries can also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006-1881, or at its web site located at www.amex.com.

  This prospectus is part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act of 1933. As permitted by Commission rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the Commission. You may refer to the registration statement and its exhibits for more information.

  The Commission allows us to "incorporate by reference" into this prospectus the information we file with the Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

Incorporation Of Certain Documents By Reference

  We are incorporating by reference the following documents that we have filed with the Commission:


  .  Quarterly Report on Form 10-Q for the three months ended March 31, 2000
  .  Current Reports on Form 8-K and 8-K/A for the events dated March 16, 2000
  .  Annual Report on Form 10-K for the fiscal year ended December 31, 1999
  . Registration Statement on Form S-4 filed April 1, 1999, as amended and supplemented (File No. 333-84321), including the definitive proxy statement/prospectus dated November 12, 1999, which is a part of the Registration Statement, with respect to the Annual Meeting of Stockholders held on December 15, 1999
  . The description of our common stock contained in the Registration Statement on Form S-4 filed April 1, 1999, as amended and supplemented (File No. 333-84321), including any amendment or reports filed for the purpose of updating such description
  . All other reports and other documents filed by us since December 31, 1999, pursuant to Section 13(a) or 15(d) of the Exchange Act


  We are also incorporating by reference into this prospectus:

  . All of our future filings with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed
  . All of our filings made by us under the Exchange Act after the date the registration statement to which this prospectus is a part was initially filed and prior to the effective date of that registration statement

  You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number: Reunion Industries, Inc., 300 Weyman Plaza, Suite 340, Pittsburgh, PA 15236, Attention: Richard L. Evans, telephone: (412) 885-5501.

  You should rely only on the information provided or incorporated by reference in this prospectus or the prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                              PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information and our financial statements and the notes to the financial statements appearing elsewhere in this prospectus. As used in this prospectus, "us," "we" or the "company" means Reunion Industries, Inc. and its subsidiaries after giving effect to the merger with Chatwins Group, Inc. and the acquisition of Stanwich Acquisition Corp., d/b/a Kingway Material Handling Company, unless the context requires otherwise.

  This prospectus contains "forward-looking statements" as indicated by the use of terms such as "may," "will," "expect," "believe," "estimate," "anticipate," "intend" or other similar terms. We believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, but we can give no assurance that such plans, intentions or expectations will be achieved. These statements are based on information currently available to us and are subject to a number of risks and uncertainties that could cause our actual results to differ materially from those anticipated. The principal risks and uncertainties are set forth below under the heading "Risk Factors" beginning on page 4 of this prospectus and are also described in other parts of this prospectus.

                                  Our Company

  We own and operate a diverse group of industrial manufacturing operations. We design and manufacture highly engineered, high-quality products for specific customer requirements, such as large-diameter seamless pressure vessels, hydraulic and pneumatic cylinders, precision plastic components, heavy-duty cranes and materials handling systems. Our customers include original equipment manufacturers and end-users in a variety of industries, such as transportation, power generation, chemicals, metals, home electronics, office equipment and consumer goods. Our business units are organized into two operating groups:

  . the Metals Group, which is comprised of the pre-merger business units of Chatwins Group and Kingway

  . the Plastics Group, which is comprised of the pre-merger plastics business units of Reunion Industries

  The Metals Group, through its five manufacturing divisions, designs, manufactures and markets a broad range of fabricated and machined industrial metal parts and products to original equipment manufacturers and end-users. The Metals Group serves over 5,000 customers, including Air Products, Home Depot, John Deere, U.S. Steel and Wal-Mart. The manufacturing divisions of the Metals Group consist of:

  . Alliance Machine, which was established in 1901 and is a manufacturer of large, heavy-duty cranes used in a wide range of steel mill applications

  . CP Industries, which was established in 1897 and is a designer and manufacturer of large-diameter seamless pressure vessels primarily utilized for the transport and storage of high-pressure gases

  . Hanna, which was established in 1901 and is a specialty manufacturer of fluid power components, including hydraulic and pneumatic cylinders, accumulators and actuators used in various industrial and original equipment manufacturers applications

  . Kingway (formerly Auto-Lok), which was established in 1946 and is a manufacturer and marketer of highly engineered material handling systems and computer-assisted picking systems designed to assist corporate distribution centers with "just-in-time" inventory management

  . Steelcraft, which was established in 1972 and is a manufacturer of cold-rolled leaf springs used in boat trailers, golf carts, agricultural and other utility trailers

  The Plastics Group manufactures precision molded plastic parts and provides engineered plastics services to original equipment manufacturers, including Cutler-Hammer, Hewlett-Packard, Nortel and Xerox. The business units within the Plastics Group consist of:

  . Domestic Thermoplastics Division, which was established in 1964 and is a full-service plastic injection molder that designs and manufactures high-volume, precision thermoplastic products and provides secondary services such as hot stamping, welding, printing, painting and assembly

  . Rostone, which was established in 1927 and specializes in producing precision thermoset plastic molded parts for original equipment manufacturers in the electrical, transportation, appliance and office equipment industries

  . Data Packaging, which was established in Ireland in 1981 and is a full-service custom plastic injection molder manufacturing high-volume, precision thermoplastic products and providing engineered plastic services for high technology customers primarily in Europe

  We also have wine-grape agricultural operations in Napa County, California.

  Our principal executive offices are located at 300 Weyman Plaza, Suite 340, Pittsburgh, PA 15236, and our telephone number is (412) 885-5501.

                              Recent Developments

  On March 16, 2000, we effected the following transactions (as described in the Current Reports on Form 8-K and 8-K/A for the events dated March 16, 2000, which are incorporated herein by reference):

  . we merged with Chatwins Group, Inc., an industrial manufacturing company. Chatwins Group's sales in 1999 were $121.1 million

  . we acquired Stanwich Acquisition Corp., d/b/a Kingway Material Handling Company, a maker of industrial and commercial storgage racks and material handling systems. Kingway's sales in 1999 were $17.5 million

  . we entered into a $72.5 million senior secured credit facility with Bank of America and other lenders

  In connection with the merger, we added two individuals from Chatwins Group to our board of directors, increasing our board size to eight, and relocated our corporate headquarters to Pittsburgh, PA from Stamford, CT.

  Effective March 23, 2000, we began trading on the American Stock Exchange under the symbol RUN. We moved to the American Stock Exchange from the NASDAQ Small Cap (RUNI).

                                 The Offering

  The stockholders who are offering their shares for sale under this prospectus are offering an aggregate of 8,269,479 shares of common stock at prices obtainable on the American Stock Exchange or as otherwise negotiated. Each of the stockholders has informed us that he or it does not have any arrangements or agreements with any underwriters or broker/dealers to sell the shares, and that he or it intends to contact various broker/dealers to identify prospective purchasers. Prior to this offering, the stockholders beneficially owned an aggregate of 7,856,012 shares, or 66 percent, of our outstanding common stock. Under our merger agreement with Chatwins Group, those stockholders have the right to receive up to 413,467 additional shares if the business units within the Metals Group achieve specified performance levels in 2000. If the stockholders sell all of the shares offered hereby, they will own no shares of our common stock after this offering.

                                 RISK FACTORS

An investment in our common stock represents a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating us and our business.

Our post-merger increased debt obligations may adversely affect our ability to do business.

  Reunion Industries' indebtedness at December 31, 1999 totaled $32.0 million. Our indebtedness at March 31, 2000, which gives effect to the merger with Chatwins Group and the acquisition of Kingway, was $101.8 million. As a result of the increase in debt, significant demands on our cash resources will continue after the merger, which could have important effects on your investment in our common stock. Our increased levels of indebtedness, for example:

     . will require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the amount of our cash flow available for working capital, capital expenditures, acquisitions and other general corporate purposes

     . may limit our flexibility in planning for, or reacting to, changes in our industry including the pursuit of our growth strategy

     . will place us at a competitive disadvantage compared to our competitors that have fewer debts and greater operating and financing flexibility than we do

     . will limit, along with the financial and other restrictive covenants applicable to our indebtedness, among other things, our ability to borrow additional funds even when necessary to maintain adequate liquidity

     . will result in an event of default upon a failure to comply with these covenants which, if not cured or waived, could have a material adverse effect on our business, financial condition or results of operations

     . will increase our vulnerability to general adverse economic and industry conditions

  If we are unable to service our indebtedness and fund our business, we will be forced to adopt an alternative strategy that may include any or all of the following:

     .    reducing or delaying necessary capital expenditures

     .    seeking additional debt financing or equity capital

     .    selling assets

     .    restructuring or refinancing our indebtedness

  We cannot assure you that any of these alternative strategies could be implemented on satisfactory terms or at all.

The public sale of a significant number of previously restricted shares may adversely affect the price of our common stock.

  The 8,269,479 shares of common stock registered for sale hereby by the registering stockholders had been "restricted securities" subject to resale limitations. The sale of substantial amounts of those shares in the public market or even the availability of those shares for future sales could adversely affect the market price of our common stock.

Material Litigation -- We currently are involved in material legal proceedings.

  Reunion Industries, Chatwins Group and Reunion Industries' directors were named as defendants in a class-action lawsuit filed on December 13, 1999 in the Delaware Court of Chancery, purportedly on behalf of our stockholders other than the stockholders of Chatwins Group, seeking to prevent or rescind the merger between Reunion Industries and Chatwins Group and/or obtain damages on account of the merger. The lawsuit alleges breaches of fiduciary duty by the defendants in setting the stock-for-stock exchange ratio of that merger. We may incur costs to defend this lawsuit, some of which may not be recoverable under our insurance policy.

Control by Principal Stockholders and Transactions With Related Parties -- A few shareholders control a significant majority of the common stock of the company.

  Charles E. Bradley, Sr., the Chairman of the company; his son, Kimball J. Bradley, the President and Chief Operating Officer; John G. Poole, a director; and members of their respective families own approximately 60% of our outstanding common stock. Charles E. Bradley, Sr. and Poole are the beneficial owners of all of the company's Series A preferred stock and the beneficial owners of 57.5% of the company's Series B preferred stock. Accordingly, these persons have the ability to control the election of directors and the appointment of officers and have the ability to control the business strategy of the company. They also have the ability to approve important corporate matters, such as amendments to our certificate of incorporation and bylaws, mergers, business acquisitions, dispositions and share issuances, without the approval of our other stockholders. In addition, the interest of such controlling parties may be adverse to your interests.

We may not be able to use our net operating loss carryforwards as expected.

  Our certificate of incorporation contains transfer restrictions intended to prevent an "ownership change" as defined in the tax laws and thereby preserve our ability to maximize the use of net operating loss carryforwards. We may be unable to use our net operating loss carryforwards as expected if we are unable to prevent the occurrence of an "ownership change" as defined in the tax laws.

Environmental Matters -- Liabilities associated with remediation, and any potential future environmental claims, could have a material adverse effect on results from operations.

  Our operations involve the handling and use of substances that are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the soil, air and water and establish standards for their discharge and disposal. Although we believe we are in material compliance with these laws, the violation of these laws could have a material adverse effect on our business, financial condition, results of operations or prospects.

  Certain environmental laws provide for strict, joint and several liability for investigation and remediation of spills and other releases of hazardous materials. These laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of any hazardous materials. Persons who arrange (as defined under these laws) for the disposal or treatment of hazardous materials also may be liable for the costs of investigation, removal or remediation of such materials at the disposal or treatment site, regardless of whether the affected site is owned or operated by them. Such liability is strict, and may be joint and several.

  Because we own and operate a number of facilities, and because we arrange for the disposal of hazardous materials at many disposal sites, we may incur costs for investigation, removal and remediation, as well as capital costs associated with compliance with environmental laws and regulations. Although such environmental costs have not been material in the past and are not expected to be material in the future, changes in environmental laws and regulations or unexpected investigations and cleanup costs could have a material adverse effect on our business, financial condition or results of operation.

  We cannot assure you of any of the following:

  . that additional environmental or remediation obligations will not be incurred in the future

  . that existing or future environmental liabilities could not have a material adverse effect on our business, financial condition, results of operation or prospects, or on our ability to service our debt

  . that currently unknown matters, new laws and regulations or stricter interpretations of existing laws or regulations will not have a material adverse effect on our business, financial condition, results of operation or prospects, or on our ability to service our debt

                             REGISTERING STOCKHOLDERS

     The following table sets forth information provided to us, as of May 17, 2000, with respect to the number of shares of common stock beneficially owned by each of the registering stockholders both before and after the sale of shares offered by this prospectus.

     Any or all of the shares of common stock listed below may be offered for sale pursuant to this prospectus by the stockholders from time to time. Each of the registering stockholders was an affiliate of Chatwins Group prior to the merger. It was a condition of the merger agreement that they receive registered shares in the merger. However, they agreed to waive that condition and accept "restricted" shares in the merger provided that the shares would be registered for resale after the merger. This registration statement registers the "restricted" shares received by the Chatwins Group affiliates. Each of the affiliates has agreed that he or it will not sell more than 1% of our outstanding shares in any three-month period under this registration statement. Accordingly, the affiliates may sell the shares registered under this registration statement in the same manner as if they had received registered shares in the merger.

     All of the registering stockholders, with the exception of Benjamin B. Poole, Donald W. Poole III, the limited partnerships and the trusts, are officers, directors or employees of the company. See "Plan of Distribution."

     The shares covered by this prospectus may be offered from time to time by the stockholders named below. This registration statement is being filed as a condition of our merger agreement with Chatwins Group. Registration of the shares does not necessarily mean that the stockholders will sell all or any of the shares. None of the named stockholders has a present intention to sell shares, although they may do so in the future. Accordingly, we cannot estimate the amount of shares of common stock that will be held by the stockholders following any sales. For purposes of the table below, the numbers presented under "Number of shares owned after assumed sale of all shares" and "Percentage of shares owned after assumed sale of all shares" assume that all of the shares being registered under this registration statement are sold:


                                   Number of shares                                              Number of         Percentage of
                                   of common stock       Number of shares     Number of        shares owned         shares owned
                                     owned before          contingently      shares to be      after assumed       after assumed
        Name                         registration             owned           registered    sale of all shares   sale of all shares
        ----                         ------------             -----           ----------    -------------------  -----------------
Charles E. Bradley, Sr.                 64,871                3,414             68,285                0                   *

Charles E. Bradley, Sr.
Family Limited Partnership            4,506,827              237,201           4,744,028              0                   *

John G. Poole Family
Limited Partnership                   1,446,604               76,136           1,522,740              0                   *

Kimball J. Bradley                     778,456                40,971            819,427               0                   *

Joseph C. Lawyer                       586,889                30,888            617,777               0                   *

Jack T. Croushore                      131,864                6,940             138,804               0                   *

John M. Froehlich                        973                    51               1,024                0                   *

Allan S. Wippman                         810                    42                852                 0                   *

Benjamin B. Poole                      101,932                5,364             107,296               0                   *

Benjamin B. Poole Trust                 67,427                3,548             70,975                0                   *

Donald W. Poole III                          101,932                 5,364          107,296                0           *

Donald W. Poole III Trust                     67,427                 3,548           70,975                0           *

*    Less than 1% of outstanding shares

                                USE OF PROCEEDS

     All net proceeds from the sale of the shares will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the stockholders.

                             PLAN OF DISTRIBUTION

     The offering of the shares of common stock is not being underwritten, and we will not receive any proceeds from this offering. The registering stockholders (or, subject to applicable law, their pledgees, distributees, transferees or other successors in interest) may offer their shares at various times in one or more of the following transactions:

     . on the American Stock Exchange or any other exchange where our common stock is listed

     .    in negotiated transactions not on an exchange or over-the-counter

     .    in connection with short sales of our common stock

     .    by pledge to secure debts or other obligations

     . in connection with the writing of call options, in hedge transactions and to settle other transactions in standardized or over-the-counter options

     .    in a combination of any of the above transactions

     The stockholders may also sell shares under Rule 144 of the Securities Act, where applicable.

     The stockholders may sell the shares through public or private transactions at prevailing market prices, or at prices relating to prevailing market prices or at privately negotiated prices.

     The stockholders may use broker-dealers to sell the shares. In order to comply with the securities laws of various states, if applicable, the shares will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and followed.

     If broker-dealers are used, they will either receive discounts or commissions from the stockholders, or they will receive commissions from the purchasers of shares for whom they act as agents. The stockholders and any broker-dealers or agents that participate with the stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares they purchase may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not bid for or purchase shares of common stock during a period which commences one business day (five business days, if our public float is less than $25 million or our average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation,

Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by that stockholder.

     At the time a particular offer of shares is made by or on behalf of the stockholders, we will deliver a prospectus as required by the Securities Act.

     Upon being notified by a stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. In addition, upon being notified by a stockholder that a donor or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the common stock offered herein may not simultaneously engage in market-making activities with respect to any of our securities during the applicable "cooling off" period (currently a period of up to five business days) prior to the commencement of such distribution.

     We have agreed to pay substantially all of the expenses incident to the registration of all of the securities covered by this prospectus, other than transfer taxes, if any, and commissions and discounts of dealers and agents.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this prospectus, we have outstanding approximately 11,990,109 shares of our common stock. Of these shares, 3,790,574 shares are freely tradable without restriction or registration under the Securities Act by persons other than "affiliates," as defined by Rule 144 promulgated under the Securities Act. The remaining 8,199,535 shares are "restricted shares" as that term is defined by Rule 144; of those, 7,856,012 shares, and an additional 413,467 to be issued contingently, are being registered for sale by this registration statement, meaning that they can be sold without Rule 144 restrictions in accordance with this registration statement.

     Rule 144 provides that an affiliate of Reunion Industries or a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 119,900 shares of common stock immediately after this offering) or the average weekly trading volume of the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. However, a person who is not an "affiliate" of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144 without regard to the requirements described above.

     We cannot predict the effect, if any, that the sales of our common stock or the availability of such shares for sale in the public market will have on the market price for our common stock prevailing from time to time. Nevertheless, when the restrictions described above lapse, it could adversely affect prevailing market prices for our common stock and impair our ability to raise capital through an offering of our equity securities in the future.

                            INDEPENDENT ACCOUNTANTS

     The historical consolidated financial statements of Chatwins Group and Reunion Industries for each of the fiscal years in the three-year period ended December 31, 1999, and the historical financial statements for Stanwich Acquisition Corp. doing business as Kingway Material Handling Company for the fiscal year ended December 31, 1999, are incorporated by reference in this prospectus and in the rest of this registration statement and have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their reports incorporated by reference herein.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania.

     No person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in the affairs of the company since the date hereof or that the information contained herein is correct as of any time subsequent to that date.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses of the offering described in this Registration Statement, all of which are to be borne by the Registrant, are as follows:

     Registration fee                            $ 3,879.42
     Accounting fees and expenses                $ 5,000.00
     Legal fees and expenses                     $ 5,000.00
     Miscellaneous                               $ 1,120.58
                                                 ----------
                                   Total         $15,000.00

Item 15.  Indemnification of Directors and Officers

     Under the Delaware General Corporation Law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Delaware General Corporation Law permits similar indemnification in the case of derivative actions, except that no indemnification may be made against any claim, issue or matter as to which the person shall have been adjudicated to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which that action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, that person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or any other court shall deem proper.

     Reunion Industries' certificate of incorporation provides that the corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative derivative action by reason of the fact that he is or was a director or officer of Reunion Industries, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Reunion Industries' certificate of incorporation also authorizes the advancement of expenses in certain circumstances.

Item 16.  Exhibits

     The following is a complete list of exhibits filed as part of this Registration Statement.

     Exhibit No.
     ----------

        3.1         Certificate of Incorporation of Reunion Industries, Inc.
                    Incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4 (No. 33-64325)
        3.2 By-laws of Reunion Industries, Inc. Incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 (No. 33-64325)

          4.1 Specimen Stock Certificate evidencing the Common Stock, par value $.01 per share, of Reunion Industries, Inc. Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 (Registration No. 33-64325)
          4.2 Form of Resale Agreement by and between Reunion Industries, Inc. and the registering stockholders
          5.1       Opinion of Buchanan Ingersoll Professional Corporation
         23.1       Consent of PricewaterhouseCoopers LLP, Pittsburgh, PA
         23.2       Consent of PricewaterhouseCoopers LLP, Stamford, CT
         23.3 Consent of Buchanan Ingersoll Professional Corporation (included in its opinion)
         24.1       Form of Power of Attorney

Item 17.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (1) (i) and (1) (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs contained in the periodic reports filed by the registrant pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the success defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on May 18, 2000.


                              REUNION INDUSTRIES, INC.


                              By:  /s/ RICHARD L. EVANS
                                 -------------------------------------------
                                  Richard L. Evans
                                  Executive Vice President of Administration
                                  Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of this 18th day of May, 2000.

       Signature                                      Title                                            Date
       ---------                                      -----                                            ----
           *
Charles E. Bradley, Sr.         Chairman of the Board and Chief Executive Officer

           *
   Thomas N. Amonett                                Director

           *
   Kimball J. Bradley            Director, President and Chief Operating Officer

           *
   Thomas L. Cassidy                                Director                                   /s/ RICHARD L. EVANS*
                                                                                                ------------------------
           *                                                                                     Richard L. Evans, for
     W.R. Clerihue                                  Director                                  himself and as attorney-in-
                                                                                               fact for each director, on
           *                                                                                          May 18, 2000


    Joseph C. Lawyer                       Director and Vice Chairman

           *
     Franklin Myers                                 Director

           *
     John G. Poole                                  Director

           *
    Richard L. Evans        Executive Vice President of Administration and Secretary

           *
   John M. Froehlich         Executive Vice President of Finance and Chief Financial
                                                     Officer

                                 EXHIBIT INDEX

Exhibit No.
----------

     3.1       Certificate of Incorporation of Reunion Industries, Inc.
               Incorporated by reference to Exhibit 3.1 to Registration
               Statement on Form S-4 (No. 33-64325)
     3.2       By-laws of Reunion Industries, Inc. Incorporated by reference to
               Exhibit 3.2 to Registration Statement on Form S-4 (No. 33-64325)
     4.1       Specimen Stock Certificate evidencing the Common Stock, par value
               $.01 per share, of Reunion Industries, Inc. Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4
               (Registration No. 33-64325)
     4.2*      Form of Resale Agreement by and between Reunion Industries, Inc.
               and the registering stockholders
     5.1*      Opinion of Buchanan Ingersoll Professional Corporation
    23.1*      Consent of PricewaterhouseCoopers LLP, Pittsburgh, PA
    23.2*      Consent of PricewaterhouseCoopers LLP, Stamford, CT
    23.3*      Consent of Buchanan Ingersoll Professional Corporation (included in its opinion)
    24.1*      Form of Power of Attorney

__________________
* Filed herewith